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                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Forest Oil Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 relating to the Mariner Energy, Inc. Stock Incentive Plan of our report dated October 12, 2005, with respect to the statements of oil and gas revenues and direct operating expenses of the Forest Offshore Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2004, which report appears in the Prospectus of Mariner Energy, Inc. filed pursuant to Rule 424(b)(3) on February 10, 2006.

                                               /s/ KPMG LLP
                                               ---------------------------
                                               KPMG

Denver, Colorado
February 28, 2006